Exhibit 99.1

CENTERSTATE BANKS OF FLORIDA, INC.
7722 SR 544 East
Winter Haven, Florida 33881
(863) 419-0833

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER ____, 2002

         NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of CenterState Banks of Florida, Inc. (the “Company”) will be held at the main office of the Company on ______, October ______, 2002, at ______p.m. local time, for the following purposes:

1.     Approve Amended and Restated Plan of Merger and Merger Agreement. To consider and vote upon a proposal to approve the Amended and Restated Plan of Merger and Merger Agreement (“Agreement”) by and between CenterState Bank of Florida and the Company.

2.     Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on September ______, 2002 are entitled to notice of, and to vote at, the Special Meeting.

         Your attention is directed to the attached Proxy Statement.

         The Board of Directors of the Company unanimously recommends that shareholders vote FOR approval of the Agreement.

By Order of the Board of Directors

Winter Haven, Florida September ______, 2002	James H. White Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMPANY COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.